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                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES

1. Forlink Technologies Co., Ltd. ("FTCL") was established in the Peoples' Republic of China ("PRC") as a limited liability company.

2. Forlink Technologies (Hong Kong) Limited ("FTHK") was incorporated in Hong Kong as a limited liability company.

3. Beijing Forlink Hua Xin Technology Co. Ltd. ("BFHX") was established in the Peoples' Republic of China ("PRC") as a limited liability company.